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-------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                OMB NUMBER:       3235-0104
                                                                                                        EXPIRES: DECEMBER 31, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
                                         Section 30(f) of the Investment Company Act of 1940           ----------------------------


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1. Name and Address of Reporting Person*   2. Date of Event Requiring Statement    4. Issuer Name and Ticker or Trading
                                              (Month/Day/Year)                         Symbol

                                                10/4/00                            International Airline Support Group, Inc. (YLF)

                                                                                    5. Relationship of Reporting Person(s)
                                                                                       to Issuer (Check all applicable)
                                                                                            X   Director               Owner
Fogleman         Ronald        R.                                                         ----                   ----
General USAF (Retired)
--------------------------------------------                                                    Officer (give          Other
    (Last)        (First)        (Middle)  3. IRS or Social Security                      ----           title   ---- (specify
                                              Number of Reporting          Month/Year                   below)          below)
c/o B. Bar J. Cattle and Consulting Company   Person (Voluntary)
                                                                                            -------------------------------------
              406 Snowcap Lane                                            October 2000
--------------------------------------------                            ---------------------  7. Individual or Joint/Group Filing
                  (Street)                                              6. If Amendment,       X  (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                                              ---
                                                                           (Month/Year)          Form filed by More than One
Durango,          CO              81301-3636                                                  ---Reporting Person
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    (City)       (State)            (Zip)                              TABLE I - NON-DERIVATIVE BENEFICIALLY OWNED
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
1. Title of Security                                                          2. Amount of     3. Owner-    4. Nature
   (Instr. 4)                                                                     Securities       ship         of In-
                                                                                 Beneficially     Form:        direct
                                                                                 Owned            Direct       Bene-
                                                                                 End of           (D) or       ficial
                                                                                 Month (Inst 4)   (I)Indirect  Ownership (Inst 5)
                                                                                                  (Inst 5)
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FORM 3 (CONTINUED)                 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Date             3.  Title and Amount of    4. Conver-  5. Ownership 6. Nature of
   (Instr. 3)                          Exercisable          Securities Underlying     sion or     form of      Beneficial
                                       and Expiration       Derivitive Security       Exercise    Derivative   Ownership
                                       Date                 (Inst 4)                  Price of    Security     (Inst 5)
                                       (Month/                                        Derivitive  (D)irect or
                                       Day/Year)                                      Security    (I)ndirect
                                                                                                   (Inst 5)

                                     Date      Expira-       Title       Amount
-----------------------------------  Exer-     tion                        or
                                     cisable   Date                    Number of Shares

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                                                                    /s/ Ronald R. Fogleman, General USAF (Retired)   Oct 13, 2000
                                                                        -----------------------------------------  -------------
**Intentional misstatements or omissions of facts constitute                   **Signature of Reporting Person          Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                           Page 2
                                                                                                                   SEC 1473 (9/98)


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